Exhibit 99.1

Analyst Contact:	Vernon L. Patterson	Media Contact:	William C. Murschel
	216.689.0520		216.689.0457

Investor Relations		Key Media
Information:	www.Key.com/ir	Newsroom: www.Key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP REPORTS FIRST QUARTER 2006 EARNINGS
•	First quarter EPS of $0.70, up 9% from the year-ago quarter

•	Return on average equity of 15.48%, compared with 15.09% one year ago

•	Appointment of new vice chair strengthens management team
CLEVELAND, April 18, 2006 — KeyCorp today announced first quarter net income of $289 million, or $0.70 per diluted common share, compared with $264 million, or $0.64 per share, for the first quarter of 2005. For the fourth quarter of 2005, net income was $296 million, or $0.72 per diluted common share. Return on average equity was 15.48% for the first quarter of 2006, compared with 15.09% for the same period last year and 15.59% for the fourth quarter of 2005.
     “Key’s first quarter results reflect continued strength in the bank’s business fundamentals,” said Chairman and Chief Executive Officer Henry L. Meyer III. “Compared with last year’s first quarter, taxable-equivalent net interest income rose by $42 million, reflecting a better net interest margin, solid commercial loan growth and an increase in core deposits. Asset quality also remained solid. The level of our nonperforming loans was down slightly from the year-ago quarter, and net loan charge-offs represented 0.23 percent of average total loans.
     “We recently announced that Beth Mooney, a highly respected industry executive, will be joining the company as vice chair and leader of our Community Bank. In addition, on April 1, we completed the acquisition of Austin Capital Management, which broadened our asset management product line. These actions demonstrate our continuing commitment to build the strong management team required to succeed in an intensely competitive market and to expand our product offerings.”
     The company expects earnings to be in the range of $0.69 to $0.73 per share for the second quarter of 2006 and $2.80 to $2.90 per share for the full year.
SUMMARY OF CONSOLIDATED RESULTS
     Taxable-equivalent net interest income increased to $756 million for the first quarter of 2006 from $714 million for the same period last year. Average earning assets rose by 3% as a result of commercial loan growth, and the net interest margin increased by 11 basis points to 3.77%. Compared with the fourth quarter of 2005, taxable-equivalent net interest income rose by $8 million. This growth was attributable to an increase in average earning assets and a 6 basis point improvement in the net interest margin. During the first quarter of 2006, net interest income benefited from the call of certain securitization trusts, which added approximately 3 basis points to the margin.

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

     Key’s noninterest income was $481 million for the first quarter of 2006, compared with $500 million for the year-ago quarter. Last year’s first quarter results benefited from income related to the sale of the indirect automobile loan portfolio, including a $19 million gain recorded in net gains from loan securitizations and sales, and $11 million of derivative income recorded in investment banking and capital markets revenue. In addition, Key recorded net losses of $3 million from principal investing in the current year, compared with net gains of $12 million one year ago. The reduction in noninterest income caused by these factors was substantially offset by a $25 million gain recorded in investment banking and capital markets revenue that resulted from the initial public offering completed by the New York Stock Exchange in March 2006. The gain represents the difference between the value of shares and other consideration received, and the carrying amount of the exchange seats owned by Key.
     Compared with the fourth quarter of 2005, noninterest income decreased by $80 million, due primarily to declines of $24 million in net gains from loan securitizations and sales, $19 million in principal investing results, $9 million in letter of credit and loan fees, and $15 million in miscellaneous income, due to a variety of items. The decrease in noninterest income is attributable in part to normal seasonal fluctuations.
     Key’s noninterest expense was $770 million for the first quarter of 2006, essentially unchanged from the level reported one year ago. Personnel expense rose by $15 million, due to additional costs incurred in connection with business expansion, and an increase in employee benefits expense. Nonpersonnel expense was down $14 million, reflecting a $28 million decrease in net occupancy expense and a $20 million reduction in charitable contributions included in miscellaneous expense. The favorable effects of these factors were substantially offset by increases in computer processing expense, professional fees, and a variety of miscellaneous expense components. In addition, results for the first quarter of 2005 included an $11 million credit to the provision for losses on lending-related commitments.
     Compared with the fourth quarter of 2005, noninterest expense decreased by $64 million. Personnel expense declined by $11 million, due primarily to lower incentive compensation accruals, offset in part by an increase in costs associated with employee benefits. Nonpersonnel expense decreased by $53 million as a result of reductions in marketing expense, professional fees, net occupancy expense and charitable contributions.
CHANGE IN ACCOUNTING FOR SHARE-BASED PAYMENTS
     Effective January 1, 2006, Key adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment.” SFAS No. 123R changes the manner in which forfeited share-based awards must be accounted for. Under the new standard, companies are no longer permitted to account for forfeitures as they occur. Those, such as Key, that have been expensing share-based awards and using this alternative method of accounting must now estimate expected forfeitures at the date the awards are granted and record compensation expense only for those that are expected to vest. As of the effective date, companies must estimate the forfeitures they expect to occur and reduce their related compensation obligation for expense previously recognized in the financial statements. The after-tax amount of this reduction must also be presented on the income statement as a cumulative effect of a change in accounting principle. Key’s cumulative after-tax adjustment increased first quarter 2006 earnings by $5 million, or $0.01 per diluted common share.

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

ASSET QUALITY
     Key’s provision for loan losses was $39 million for the first quarter of 2006, compared with $44 million for the year-ago quarter and $36 million for the fourth quarter of 2005.
     Net loan charge-offs for the quarter totaled $39 million, or 0.23% of average loans, compared with $54 million, or 0.34%, for the same period last year and $164 million, or 0.98%, for the previous quarter. Included in net charge-offs for the fourth quarter of 2005 were $127 million of commercial passenger airline leases.
     At March 31, 2006, Key’s nonperforming loans stood at $295 million and represented 0.44% of period-end loans, compared with 0.47% at March 31, 2005, and 0.42% at December 31, 2005.
     Key’s allowance for loan losses stood at $966 million, or 1.44% of loans outstanding at March 31, 2006, compared with $1.128 billion, or 1.76%, at March 31, 2005, and $966 million, or 1.45%, at December 31, 2005. At March 31, 2006, the allowance for loan losses represented 327% of nonperforming loans, compared with 377% a year ago and 349% at December 31, 2005.
CAPITAL
     Key’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2006. Key’s tangible equity to tangible assets ratio was 6.71% at quarter end, compared with 6.43% at March 31, 2005, and 6.68% at December 31, 2005. The ratio is currently within management’s targeted range of 6.25% to 6.75%.
     Key’s capital position provides it with the flexibility to take advantage of future investment opportunities, to repurchase shares when appropriate and to pay dividends. During the first quarter of 2006, Key repurchased 6,000,000 of its common shares. At March 31, 2006, there were 16,461,248 shares remaining for repurchase under the current authorization. Share repurchases and other activities that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the table below.
Summary of Changes in Common Shares Outstanding

in thousands	1Q06	4Q05	3Q05	2Q05	1Q05

Shares outstanding at beginning of period	406,624	408,542	408,231	407,297	407,570
Issuance of shares under employee benefit and dividend reinvestment plans	4,649	1,332	1,561	934	2,227
Repurchase of common shares	(6,000)	(3,250)	(1,250)	—	(2,500)

Shares outstanding at end of period	405,273	406,624	408,542	408,231	407,297

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue and net income for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the last two pages of this release. Key’s line of business results for all periods presented reflect a new organizational structure that took effect earlier this year.
Major Business Groups

				Percent change 1Q06 vs.
dollars in millions	1Q06	4Q05	1Q05	4Q05	1Q05

Revenue (taxable equivalent)
Community Banking	$643	$666	$624	(3.5)%	3.0%
National Banking	624	644	591	(3.1)	5.6
Other Segments	(6)	18	13	N/M	N/M

Total segments	1,261	1,328	1,228	(5.0)	2.7

Reconciling Items	(24)	(19)	(14)	(26.3)	(71.4)

Total	$1,237	$1,309	$1,214	(5.5)%	1.9%

Net income (loss)
Community Banking	$108	$95	$89	13.7%	21.3%
National Banking	177	175	168	1.1	5.4
Other Segments	1	20	13	(95.0)	(92.3)

Total segments	286	290	270	(1.4)	5.9

Reconciling Items	3	6	(6)	(50.0)	N/M

Total	$289	$296	$264	(2.4)%	9.5%

N/M = Not Meaningful
Community Banking

				Percent change 1Q06 vs.
dollars in millions	1Q06	4Q05	1Q05	4Q05	1Q05

Summary of operations
Net interest income (TE)	$430	$441	$411	(2.5)%	4.6%
Noninterest income	213	225	213	(5.3)	—

Total revenue (TE)	643	666	624	(3.5)	3.0
Provision for loan losses	29	30	28	(3.3)	3.6
Noninterest expense	441	484	454	(8.9)	(2.9)

Income before income taxes (TE)	173	152	142	13.8	21.8
Allocated income taxes and TE adjustments	65	57	53	14.0	22.6

Net income	$108	$95	$89	13.7%	21.3%

Percent of consolidated net income	37%	32%	34%	N/A	N/A

Average balances
Loans and leases	$26,739	$27,267	$26,794	(1.9)%	(.2)%
Total assets	29,656	30,217	29,708	(1.9)	(.2)
Deposits	45,835	45,730	43,185	.2	6.1

TE = Taxable Equivalent, N/A = Not Applicable

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Additional Community Banking Data

				Percent change 1Q06 vs.
dollars in millions	1Q06	4Q05	1Q05	4Q05	1Q05

Average deposits outstanding
Noninterest-bearing	$8,105	$8,458	$7,936	(4.2)%	2.1%
Money market deposit accounts and other savings	21,978	22,037	20,856	(.3)	5.4
Time	15,752	15,235	14,393	3.4	9.4

Total deposits	$45,835	$45,730	$43,185	.2%	6.1%

Home equity loans
Average balance	$10,151	$10,289	$10,475
Average loan-to-value ratio	70%	71%	72%
Percent first lien positions	61	61	61

Other data
On-line households / household penetration	631,523 / 51%	622,957 / 50%	581,737 / 47%
KeyCenters	946	947	940
Automated teller machines	2,169	2,180	2,211

     Net income for Community Banking was $108 million for the first quarter of 2006, up from $89 million for the year-ago quarter. An increase in net interest income and lower noninterest expense drove the improvement. Both noninterest income and the provision for loan losses were essentially unchanged.
     Taxable-equivalent net interest income increased by $19 million, or 5%, from the first quarter of 2005, due to growth in average deposits and commercial loans. The positive effects of these factors were moderated by tighter interest rate spreads on average earning assets and deposits.
     Noninterest expense decreased by $13 million, or 3%. Higher costs associated with personnel, marketing and computer processing were more than offset by reductions in various indirect charges.

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

National Banking

				Percent change 1Q06 vs.
dollars in millions	1Q06	4Q05	1Q05	4Q05	1Q05

Summary of operations
Net interest income (TE)	$378	$365	$358	3.6%	5.6%
Noninterest income	246	279	233	(11.8)	5.6

Total revenue (TE)	624	644	591	(3.1)	5.6
Provision for loan losses	10	6	16	66.7	(37.5)
Noninterest expense	332	358	306	(7.3)	8.5

Income before income taxes (TE)	282	280	269	.7	4.8
Allocated income taxes and TE adjustments	105	105	101	—	4.0

Net income	$177	$175	$168	1.1%	5.4%

Percent of consolidated net income	61%	59%	63%	N/A	N/A

Average balances
Loans and leases	$39,534	$38,398	$36,449	3.0%	8.5%
Total assets	49,618	48,352	47,061	2.6	5.4
Deposits	9,962	8,580	6,658	16.1	49.6

TE = Taxable Equivalent, N/A = Not Applicable
Additional National Banking Data

dollars in millions	1Q06	4Q05	1Q05

Home equity loans
Average balance	$3,277	$3,471	$3,504
Average loan-to-value ratio	64%	64%	66%
Percent first lien positions	62	63	69

     Net income for National Banking was $177 million for the first quarter of 2006, up from $168 million for the same period last year. Increases in both net interest income and noninterest income, along with a decrease in the provision for loan losses, drove the improvement and more than offset an increase in noninterest expense.
     Taxable-equivalent net interest income grew by $20 million, or 6%, reflecting strong growth in average loans and leases, as well as deposits. Average loans and leases rose by $3.1 billion, or 8%, with most of the growth coming from the Real Estate Capital line of business. Net interest income also benefited from the call of certain securitization trusts during the first quarter of 2006.
     Noninterest income increased by $13 million, or 6%, due primarily to higher income from investment banking and capital markets activities.
     The provision for loan losses decreased by $6 million, or 38%, as a result of an improved credit risk profile.
     Noninterest expense rose by $26 million, or 8%, reflecting higher costs associated with personnel and a $9 million credit to the provision for losses on lending-related commitments recorded during the year-ago quarter.

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

     Since the first quarter of 2005, we have completed two acquisitions that have helped us to build upon our success in commercial mortgage origination and servicing. In the fourth quarter of 2005, we continued the expansion of our commercial mortgage servicing business by acquiring the commercial mortgage-backed servicing business of ORIX Capital Markets, LLC, headquartered in Dallas, Texas. In the third quarter, we expanded our FHA financing and servicing capabilities by acquiring Malone Mortgage Company, also based in Dallas.
Other Segments
     Other segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $1 million for the first quarter of 2006, compared with $13 million for the same period last year. Net losses from principal investing in the current year, compared with net gains recorded one year ago drove the decrease.
Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses that typically have annual sales revenues of $5 million or less with deposit, investment and credit products, and business advisory services.
Through McDonald Financial Group, Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investments and employee benefit programs, succession planning, capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which the owner occupies less than 60% of the premises).
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets provides products and services to large corporations, middle-market companies, financial institutions, government entities and not-for-profit organizations. These products and services include commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance.

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Through its Victory Capital Management unit, Institutional and Capital Markets also manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance includes Indirect Lending, Commercial Floor Plan Lending and National Home Equity.
Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents and processes payments on loans that private schools make to parents.
Commercial Floor Plan Lending finances inventory for automobile and marine dealers.
National Home Equity provides both prime and nonprime mortgage and home equity loan products to individuals. These products originate outside of Key’s retail branch system. This business unit also works with home improvement contractors to provide home equity and home improvement solutions.
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $93 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 946 KeyCenters and offices; a network of 2,169 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, Key.com,® that provides account access and financial products 24 hours a day.
Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly earnings and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at www.Key.com/ir at 9:00 a.m. ET, on Tuesday, April 18, 2006. A tape of the call will be available through April 25.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at www.Key.com/newsroom.

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

This news release contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (4) increased competitive pressure among financial services companies; (5) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (6) consummation of significant business combinations or divestitures; (7) operational or risk management failures due to technological or other factors; (8) heightened regulatory practices, requirements or expectations; (9) new legal obligations or liabilities or unfavorable resolution of litigation; (10) adverse capital markets conditions; (11) disruption in the economy and general business climate as a result of terrorist activities or military actions; and (12) changes in accounting or tax practices or requirements. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements. For further information regarding KeyCorp, please read KeyCorp’s reports that are filed with the Securities and Exchange Commission and are available at www.sec.gov.
###

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	3-31-06	12-31-05	3-31-05
Summary of operations
Net interest income (TE)	$756	$748	$714
Noninterest income	481	561	500

Total revenue (TE)	1,237	1,309	1,214
Provision for loan losses	39	36	44
Noninterest expense	770	834	769
Net income	289	296	264

Per common share
Net income	$.71	$.72	$.65
Net income — assuming dilution	.70	.72	.64
Cash dividends paid	.345	.325	.325
Book value at period end	18.85	18.69	17.58
Market price at period end	36.80	32.93	32.45

Performance ratios
Return on average total assets	1.26%	1.27%	1.18%
Return on average equity	15.48	15.59	15.09
Net interest margin (TE)	3.77	3.71	3.66

Capital ratios at period end
Equity to assets	8.18%	8.16%	7.93%
Tangible equity to tangible assets	6.71	6.68	6.43
Tier 1 risk-based capital [a]	7.67	7.59	7.34
Total risk-based capital [a]	11.96	11.47	11.58
Leverage [a]	8.53	8.53	7.91

Asset quality
Net loan charge-offs	$39	$164	$54
Net loan charge-offs to average loans	.23%	.98%	.34%
Allowance for loan losses	$966	$966	$1,128
Allowance for loan losses to period-end loans	1.44%	1.45%	1.76%
Allowance for loan losses to nonperforming loans	327.46	348.74	377.26
Nonperforming loans at period end	$295	$277	$299
Nonperforming assets at period end	320	307	371
Nonperforming loans to period-end loans	.44%	.42%	.47%
Nonperforming assets to period-end loans plus
OREO and other nonperforming assets	.48	.46	.58

Trust and brokerage assets
Assets under management	$79,558	$77,144	$76,334
Nonmanaged and brokerage assets	56,944	56,509	61,375

Other data
Average full-time equivalent employees	19,694	19,417	19,571
KeyCenters	946	947	940

Taxable-equivalent adjustment	$28	$30	$28

(a)	3-31-06 ratio is estimated.

TE = Taxable Equivalent

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Consolidated Balance Sheets
(dollars in millions)

	3-31-06	12-31-05	3-31-05
Assets
Loans	$66,980	$66,478	$64,018
Loans held for sale	3,631	3,381	3,531
Investment securities	46	91	68
Securities available for sale	7,086	7,269	7,123
Short-term investments	1,974	1,592	1,763
Other investments	1,370	1,332	1,434

Total earning assets	81,087	80,143	77,937
Allowance for loan losses	(966)	(966)	(1,128)
Cash and due from banks	2,486	3,108	2,991
Premises and equipment	564	575	587
Goodwill	1,355	1,355	1,341
Other intangible assets	120	125	105
Corporate-owned life insurance	2,711	2,690	2,623
Derivative assets	947	1,039	1,202
Accrued income and other assets	5,087	5,057	4,618

Total assets	$93,391	$93,126	$90,276

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$25,271	$24,241	$22,692
Savings deposits	1,850	1,840	2,011
Certificates of deposit ($100,000 or more)	5,411	5,156	4,809
Other time deposits	11,364	11,170	10,750

Total interest-bearing	43,896	42,407	40,262
Noninterest-bearing	12,748	13,335	11,891
Deposits in foreign office — interest-bearing	2,758	3,023	4,974

Total deposits	59,402	58,765	57,127
Federal funds purchased and securities sold under repurchase agreements	3,511	4,835	3,220
Bank notes and other short-term borrowings	2,508	1,780	2,820
Derivative liabilities	1,048	1,060	1,011
Accrued expense and other liabilities	5,252	5,149	4,836
Long-term debt	14,032	13,939	14,100

Total liabilities	85,753	85,528	83,114

Shareholders’ equity
Preferred stock	—	—	—
Common shares	492	492	492
Capital surplus	1,535	1,534	1,481
Retained earnings	8,031	7,882	7,416
Treasury stock, at cost	(2,299)	(2,204)	(2,156)
Accumulated other comprehensive loss	(121)	(106)	(71)

Total shareholders’ equity	7,638	7,598	7,162

Total liabilities and shareholders’ equity	$93,391	$93,126	$90,276

Common shares outstanding (000)	405,273	406,624	407,297

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended
	3-31-06	12-31-05	3-31-05
Interest income
Loans	$1,114	$1,085	$885
Loans held for sale	68	64	81
Investment securities	—	—	1
Securities available for sale	83	84	80
Short-term investments	22	19	10
Other investments	25	10	8

Total interest income	1,312	1,262	1,065

Interest expense
Deposits	343	309	206
Federal funds purchased and securities sold under repurchase agreements	34	40	25
Bank notes and other short-term borrowings	24	24	17
Long-term debt	183	171	131

Total interest expense	584	544	379

Net interest income	728	718	686
Provision for loan losses	39	36	44

	689	682	642

Noninterest income
Trust and investment services income	135	134	138
Service charges on deposit accounts	72	76	70
Investment banking and capital markets income	60	62	55
Operating lease income	52	50	46
Letter of credit and loan fees	40	49	40
Corporate-owned life insurance income	25	31	28
Electronic banking fees	24	26	22
Net gains from loan securitizations and sales	10	34	19
Net securities gains (losses)	1	3	(6)
Other income	62	96	88

Total noninterest income	481	561	500

Noninterest expense
Personnel	405	416	390
Net occupancy	63	68	91
Computer processing	56	57	51
Operating lease expense	41	40	38
Professional fees	33	42	28
Marketing	18	30	25
Equipment	26	27	28
Other expense	128	154	118

Total noninterest expense	770	834	769

Income before income taxes and cumulative effect of accounting change	400	409	373
Income taxes	116	113	109

Income before cumulative effect of accounting change	284	296	264
Cumulative effect of accounting change, net of tax	5	—	—

Net income	$289	$296	$264

Per common share:
Income before cumulative effect of accounting change	$.70	$.72	$.65
Net income	.71	.72	.65

Per common share-assuming dilution:
Income before cumulative effect of accounting change	.69	.72	.64
Net income	.70	.72	.64

Cash dividends declared per common share	.345	.325	.325

Weighted-average common shares outstanding (000)	407,386	408,431	408,264
Weighted-average common shares and potential common shares outstanding (000)	413,140	412,542	413,762

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
(dollars in millions)

	First Quarter 2006			Fourth Quarter 2005			First Quarter 2005
	Average			Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans: [a,b]
Commercial, financial and agricultural[c]	$21,720	$357	6.66%	$19,992	$315	6.25%	$19,195	$230	4.86%
Real estate — commercial mortgage	8,089	144	7.23	8,580	151	6.98	8,189	115	5.71
Real estate — construction	7,312	138	7.66	6,896	129	7.42	5,636	81	5.81
Commercial lease financing [c]	9,581	143	5.98	10,285	154	6.01	10,055	158	6.31

Total commercial loans	46,702	782	6.78	45,753	749	6.51	43,075	584	5.49
Real estate — residential	1,450	23	6.33	1,460	23	6.22	1,464	23	6.00
Home equity	13,433	238	7.19	13,767	242	7.00	13,986	213	6.19
Consumer — direct	1,730	41	9.66	1,785	44	9.68	1,928	38	7.89
Consumer — indirect	3,367	57	6.66	3,340	56	6.71	3,325	54	6.51

Total consumer loans	19,980	359	7.26	20,352	365	7.13	20,703	328	6.39

Total loans	66,682	1,141	6.92	66,105	1,114	6.70	63,778	912	5.78
Loans held for sale	3,692	68	7.44	3,592	64	7.05	4,281	81	7.64
Investment securities [a]	61	1	6.34	95	1	5.81	70	2	8.66
Securities available for sale [d]	7,148	83	4.61	7,034	84	4.77	7,226	80	4.43
Short-term investments	1,753	22	5.10	2,091	19	3.53	1,679	10	2.43
Other investments [d]	1,336	25	7.13	1,297	10	3.09	1,423	8	2.25

Total earning assets	80,672	1,340	6.70	80,214	1,292	6.40	78,457	1,093	5.62
Allowance for loan losses	(963)			(1,085)			(1,133)
Accrued income and other assets	13,206			13,077			13,634

Total assets	$92,915			$92,206			$90,958

Liabilities
NOW and money market deposit accounts	$24,452	145	2.40	$23,947	127	2.11	$21,619	55	1.03
Savings deposits	1,812	1	.32	1,858	1	.27	1,957	1	.24
Certificates of deposit ($100,000 or more) [e]	5,407	58	4.34	5,006	51	4.06	4,895	44	3.65
Other time deposits	11,282	104	3.73	10,951	96	3.46	10,589	76	2.90
Deposits in foreign office	3,354	35	4.29	3,316	34	4.03	4,963	30	2.45

Total interest-bearing deposits	46,307	343	3.00	45,078	309	2.72	44,023	206	1.90
Federal funds purchased and securities sold under repurchase agreements	3,349	34	4.06	4,309	40	3.72	4,475	25	2.24
Bank notes and other short-term borrowings	2,550	24	3.89	2,607	24	3.67	2,947	17	2.38
Long-term debt [e]	13,991	183	5.27	13,860	171	4.89	14,785	131	3.77

Total interest-bearing liabilities	66,197	584	3.57	65,854	544	3.28	66,230	379	2.34

Noninterest-bearing deposits	12,707			12,594			11,534
Accrued expense and other liabilities	6,438			6,224			6,100

Total liabilities	85,342			84,672			83,864

Shareholders’ equity	7,573			7,534			7,094

Total liabilities and shareholders’ equity	$92,915			$92,206			$90,958

Interest rate spread (TE)			3.13%			3.12%			3.28%

Net interest income (TE) and net interest margin (TE)		756	3.77%		748	3.71%		714	3.66%

TE adjustment [a]		28			30			28

Net interest income, GAAP basis		$728			$718			$686

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the first quarter of 2006, Key reclassified $760 million of average loans and related interest income from the commercial lease financing component of the commercial loan portfolio to the commercial, financial and agricultural component to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified.

(d)	Yield is calculated on the basis of amortized cost.

(e)	Rate calculation excludes basis adjustments related to fair value hedges.

TE = Taxable Equivalent

GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Noninterest Income
(in millions)

	Three months ended
	3-31-06	12-31-05	3-31-05
Trust and investment services income [a]	$135	$134	$138
Service charges on deposit accounts	72	76	70
Investment banking and capital markets income [a]	60	62	55
Operating lease income	52	50	46
Letter of credit and loan fees	40	49	40
Corporate-owned life insurance income	25	31	28
Electronic banking fees	24	26	22
Net gains from loan securitizations and sales	10	34	19
Net securities gains (losses)	1	3	(6)
Other income:
Insurance income	14	15	11
Loan securitization servicing fees	5	5	5
Credit card fees	3	2	3
Net gains (losses) from principal investing	(3)	16	12
Miscellaneous income	43	58	57

Total other income	62	96	88

Total noninterest income	$481	$561	$500

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended
	3-31-06	12-31-05	3-31-05
Brokerage commissions and fee income	$62	$61	$63
Personal asset management and custody fees	39	38	38
Institutional asset management and custody fees	34	35	37

Total trust and investment services income	$135	$134	$138

Investment Banking and Capital Markets Income
(in millions)

	Three months ended
	3-31-06	12-31-05	3-31-05
Investment banking income	$22	$30	$17
Dealer trading and derivatives income	7	10	19
Income from other investments	21	11	10
Foreign exchange income	10	11	9

Total investment banking and capital markets income	$60	$62	$55

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Noninterest Expense
(dollars in millions)

	Three months ended
	3-31-06	12-31-05	3-31-05
Personnel [a]	$405	$416	$390
Net occupancy	63	68	91	[b]
Computer processing	56	57	51
Operating lease expense	41	40	38
Professional fees	33	42	28
Marketing	18	30	25
Equipment	26	27	28
Other expense:
Postage and delivery	13	14	13
Franchise and business taxes	10	9	8
Telecommunications	7	7	7
OREO expense, net	1	2	2
Provision for losses on lending-related commitments	—	—	(11)
Miscellaneous expense	97	122	99

Total other expense	128	154	118

Total noninterest expense	$770	$834	$769

Average full-time equivalent employees	19,694	19,417	19,571

(a)	Additional detail provided in table below.

(b)	Includes a charge of $30 million to adjust the accounting for rental expense associated with operating leases from an escalating to a straight-line basis.
Personnel Expense
(in millions)

	Three months ended
	3-31-06	12-31-05	3-31-05
Salaries	$231	$219	$217
Incentive compensation	79	115	75
Employee benefits	81	55	74
Stock-based compensation	14	24	18
Severance	—	3	6

Total personnel expense	$405	$416	$390

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Loan Composition
(dollars in millions)

				Percent change 3-31-06 vs.
	3-31-06	12-31-05	3-31-05	12-31-05	3-31-05
Commercial, financial and agricultural [a]	$21,681	$20,579	$19,275	5.4%	12.5%
Commercial real estate:
Commercial mortgage	8,145	8,360	8,259	(2.6)	(1.4)
Construction	7,507	7,109	5,839	5.6	28.6

Total commercial real estate loans	15,652	15,469	14,098	1.2	11.0
Commercial lease financing [a]	9,668	10,352	10,048	(6.6)	(3.8)

Total commercial loans	47,001	46,400	43,421	1.3	8.2
Real estate — residential mortgage	1,435	1,458	1,489	(1.6)	(3.6)
Home equity	13,429	13,488	13,936	(.4)	(3.6)
Consumer — direct	1,691	1,794	1,855	(5.7)	(8.8)
Consumer — indirect:
Automobile lease financing	10	19	64	(47.4)	(84.4)
Marine	2,804	2,715	2,641	3.3	6.2
Other	610	604	612	1.0	(.3)

Total consumer — indirect loans	3,424	3,338	3,317	2.6	3.2

Total consumer loans	19,979	20,078	20,597	(.5)	(3.0)

Total loans	$66,980	$66,478	$64,018	.8%	4.6%

(a)	At March 31, 2006, Key reclassified $792 million of loans from the commercial lease financing component of the commercial loan portfolio to the commercial, financial and agricultural component to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified.
Loans Held for Sale Composition
(dollars in millions)

				Percent change 3-31-06 vs.
	3-31-06	12-31-05	3-31-05	12-31-05	3-31-05
Commercial, financial and agricultural	$189	$85	—	122.4%	N/M
Real estate — commercial mortgage	411	525	$248	(21.7)	65.7%
Real estate — residential mortgage	14	11	22	27.3	(36.4)
Real estate — construction	62	51	—	21.6	N/M
Commercial lease financing	4	—	—	N/M	N/M
Home equity	1	—	1	N/M	—
Education	2,930	2,687	2,514	9.0	16.5
Automobile	20	22	746	(9.1)	(97.3)

Total loans held for sale	$3,631	$3,381	$3,531	7.4%	2.8%

N/M = Not Meaningful

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended
	3-31-06	12-31-05	3-31-05
Average loans outstanding during the period	$66,682	$66,105	$63,778

Allowance for loan losses at beginning of period	$966	$1,093	$1,138
Loans charged off:
Commercial, financial and agricultural	24	22	25

Real estate — commercial mortgage	3	3	3
Real estate — construction	2	—	5

Total commercial real estate loans	5	3	8
Commercial lease financing	6	140	12

Total commercial loans	35	165	45
Real estate — residential mortgage	1	2	2
Home equity	8	6	6
Consumer — direct	10	10	8
Consumer — indirect	11	4	17

Total consumer loans	30	22	33

	65	187	78

Recoveries:
Commercial, financial and agricultural	12	7	5

Real estate — commercial mortgage	1	1	1
Real estate — construction	—	1	—

Total commercial real estate loans	1	2	1
Commercial lease financing	5	8	10

Total commercial loans	18	17	16
Home equity	2	1	1
Consumer — direct	2	2	2
Consumer — indirect	4	3	5

Total consumer loans	8	6	8

	26	23	24

Net loans charged off	(39)	(164)	(54)
Provision for loan losses	39	36	44
Foreign currency translation adjustment	—	1	—

Allowance for loan losses at end of period	$966	$966	$1,128

Net loan charge-offs to average loans	.23%	.98%	.34%
Allowance for loan losses to period-end loans	1.44	1.45	1.76
Allowance for loan losses to nonperforming loans	327.46	348.74	377.26

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Changes in Allowance for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended
	3-31-06	12-31-05	3-31-05
Balance at beginning of period	$59	$59	$66
Credit for losses on lending-related commitments	—	—	(11)

Balance at end of period [a]	$59	$59	$55

(a)	Included in accrued expenses and other liabilities on the consolidated balance sheet.
Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	3-31-06	12-31-05	9-30-05	6-30-05	3-31-05
Commercial, financial and agricultural	$68	$63	$50	$58	$46

Real estate — commercial mortgage	42	43	33	36	41
Real estate — construction	4	2	3	3	5

Total commercial real estate loans	46	45	36	39	46
Commercial lease financing	29	39	151	73	75

Total commercial loans	143	147	237	170	167
Real estate — residential mortgage	43	41	40	38	43
Home equity	97	79	75	74	76
Consumer — direct	6	2	3	4	3
Consumer — indirect	6	8	5	6	10

Total consumer loans	152	130	123	122	132

Total nonperforming loans	295	277	360	292	299

Nonperforming loans held for sale	2	3	2	1	6

OREO	21	25	29	33	58
Allowance for OREO losses	(1)	(2)	(3)	(2)	(4)

OREO, net of allowance	20	23	26	31	54

Other nonperforming assets	3	4	5	14	12

Total nonperforming assets	$320	$307	$393	$338	$371

Accruing loans past due 90 days or more	$107	$90	$94	$74	$79
Accruing loans past due 30 through 89 days	498	491	550	475	495
Nonperforming loans to period-end loans	.44%	.42%	.55%	.45%	.47%
Nonperforming assets to period-end loans plus OREO and other nonperforming assets	.48	.46	.60	.52	.58
Summary of Changes in Nonperforming Loans
(in millions)

	1Q06	4Q05
Balance at beginning of period	$277	$360
Loans placed on nonaccrual status	100	142
Charge-offs	(65)	(187)
Loans sold	(2)	(2)
Payments	(15)	(27)
Loans returned to accrual status	—	(9)

Balance at end of period	$295	$277

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 1Q06 vs.
	1Q06	4Q05	3Q05	2Q05	1Q05	4Q05	1Q05
Summary of operations
Total revenue (TE)	$643	$666	$659	$644	$624	(3.5)%	3.0%
Provision for loan losses	29	30	26	18	28	(3.3)	3.6
Noninterest expense	441	484	457	434	454	(8.9)	(2.9)
Net income	108	95	110	120	89	13.7	21.3
Average loans and leases	26,739	27,267	27,131	27,038	26,794	(1.9)	(.2)
Average deposits	45,835	45,730	44,705	43,719	43,185	.2	6.1
Net loan charge-offs	29	32	25	25	33	(9.4)	(12.1)
Return on average allocated equity	20.01%	17.08%	20.00%	22.17%	16.65%	N/A	N/A
Average full-time equivalent employees	8,873	8,747	8,785	8,698	8,827	1.4	.5

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$547	$559	$557	$546	$535	(2.1)%	2.2%
Provision for loan losses	26	22	20	19	32	18.2	(18.8)
Noninterest expense	393	428	406	384	410	(8.2)	(4.1)
Net income	80	68	82	89	58	17.6	37.9
Average loans and leases	18,776	19,010	19,093	19,114	19,302	(1.2)	(2.7)
Average deposits	42,222	41,929	41,126	40,421	39,981	.7	5.6
Net loan charge-offs	22	26	23	21	25	(15.4)	(12.0)
Return on average allocated equity	21.80%	18.00%	22.00%	24.15%	15.86%	N/A	N/A
Average full-time equivalent employees	8,519	8,386	8,419	8,316	8,416	1.6	1.2

Commercial Banking
Total revenue (TE)	$96	$107	$102	$98	$89	(10.3)%	7.9%
Provision for loan losses	3	8	6	(1)	(4)	(62.5)	N/M
Noninterest expense	48	56	51	50	44	(14.3)	9.1
Net income (loss)	28	27	28	31	31	3.7	(9.7)
Average loans and leases	7,963	8,257	8,038	7,924	7,492	(3.6)	6.3
Average deposits	3,613	3,801	3,579	3,298	3,204	(4.9)	12.8
Net loan charge-offs	7	6	2	4	8	16.7	(12.5)
Return on average allocated equity	16.20%	15.13%	15.80%	17.94%	18.35%	N/A	N/A
Average full-time equivalent employees	354	361	366	382	411	(1.9)	(13.9)

KeyCorp Reports First Quarter 2006 Earnings
April 18, 2006

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 1Q06 vs.
	1Q06	4Q05	3Q05	2Q05	1Q05	4Q05	1Q05
Summary of operations
Total revenue (TE)	$624	$644	$601	$585	$591	(3.1)%	5.6%
Provision for loan losses	10	6	17	2	16	66.7	(37.5)
Noninterest expense	332	358	328	325	306	(7.3)	8.5
Net income	177	175	160	161	168	1.1	5.4
Average loans and leases	39,534	38,398	37,072	36,842	36,449	3.0	8.5
Average deposits	9,962	8,580	7,785	7,535	6,658	16.1	49.6
Net loan charge-offs	10	132	24	23	21	(92.4)	(52.4)
Return on average allocated equity	18.71%	18.43%	17.36%	17.71%	18.17%	N/A	N/A
Average full-time equivalent employees	4,455	4,403	4,419	4,502	4,590	1.2	(2.9)

Supplementary information (lines of business)
Real Estate Capital
Total revenue (TE)	$154	$163	$149	$138	$103	(5.5)%	49.5%
Provision for loan losses	1	2	1	(5)	3	(50.0)	(66.7)
Noninterest expense	60	68	65	55	48	(11.8)	25.0
Net income	58	58	52	56	33	—	75.8
Average loans and leases	12,467	12,038	11,265	10,596	9,794	3.6	27.3
Average deposits	3,214	2,467	2,100	1,728	1,514	30.3	112.3
Net loan charge-offs	2	—	—	3	4	N/M	(50.0)
Return on average allocated equity	21.90%	22.38%	20.73%	23.74%	14.06%	N/A	N/A
Average full-time equivalent employees	981	873	812	774	758	12.4	29.4

Equipment Finance
Total revenue (TE)	$123	$128	$123	$127	$126	(3.9)%	(2.4)%
Provision for loan losses	8	(5)	3	7	(4)	N/M	N/M
Noninterest expense	70	79	72	75	74	(11.4)	(5.4)
Net income	28	33	30	28	36	(15.2)	(22.2)
Average loans and leases	9,569	9,458	9,133	8,892	8,951	1.2	6.9
Average deposits	15	15	14	11	11	—	36.4
Net loan charge-offs	3	132	11	2	1	(97.7)	200.0
Return on average allocated equity	14.04%	16.59%	15.66%	14.82%	19.36%	N/A	N/A
Average full-time equivalent employees	935	971	966	963	1,017	(3.7)	(8.1)

Institutional and Capital Markets
Total revenue (TE)	$205	$189	$178	$168	$178	8.5%	15.2%
Provision for loan losses	—	6	—	1	(2)	(100.0)	100.0
Noninterest expense	125	113	108	95	95	10.6	31.6
Net income	51	45	44	44	52	13.3	(1.9)
Average loans and leases	7,823	7,358	7,316	7,824	8,226	6.3	(4.9)
Average deposits	6,030	5,434	4,986	5,152	4,546	11.0	32.6
Net loan charge-offs (recoveries)	(5)	(4)	—	7	2	25.0	N/M
Return on average allocated equity	19.26%	16.95%	16.90%	16.79%	19.56%	N/A	N/A
Average full-time equivalent employees	1,234	1,224	1,256	1,213	1,195	.8	3.3

Consumer Finance
Total revenue (TE)	$142	$164	$151	$152	$184	(13.4)%	(22.8)%
Provision for loan losses	1	3	13	(1)	19	(66.7)	(94.7)
Noninterest expense	77	98	83	100	89	(21.4)	(13.5)
Net income	40	39	34	33	47	2.6	(14.9)
Average loans and leases	9,675	9,544	9,358	9,530	9,478	1.4	2.1
Average deposits	703	664	685	644	587	5.9	19.8
Net loan charge-offs	10	4	13	11	14	150.0	(28.6)
Return on average allocated equity	18.43%	17.23%	15.52%	14.86%	19.73%	N/A	N/A
Average full-time equivalent employees	1,305	1,335	1,385	1,552	1,620	(2.2)	(19.4)

TE = Taxable Equivalent

N/A = Not Applicable

N/M = Not Meaningful